Exhibit 99.2

CORMEDIX INC. ANNOUNCES PRICING OF $40 MILLION PUBLIC OFFERING OF COMMON STOCK AND PRE-FUNDED WARRANTS

Berkeley Heights, NJ – June 28, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced the pricing of its previously announced underwritten public offering of 7,500,000 shares of its common stock at a public offering price of $4.00 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 2,500,625 shares of its common stock at a price of $3.999 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The total gross proceeds from the offering to the Company are expected to be approximately $40 million, before deducting the underwriting discounts and commissions and other offering expenses. In addition, CorMedix granted the underwriters a 30-day option to purchase up to an additional 1,500,093 shares of its common stock at the public offering price of $4.00 per share, less underwriting discounts and commissions. The closing of the offering is expected to occur on or about July 3, 2023, subject to the satisfaction of customary closing conditions.

RBC Capital Markets, Truist Securities and JMP Securities, a Citizens Company, are acting as book-running managers for the offering.

CorMedix intends to use the net proceeds from the public offering for general corporate purposes, commercialization efforts, research and development, and working capital and general expenditures.

The securities described above are being offered by CorMedix pursuant to a shelf registration statement on Form S-3 (File No. 333-258756), which was initially filed by CorMedix with the Securities and Exchange Commission (the “SEC”) on August 12, 2021, and was declared effective by the SEC on August 20, 2021.

A preliminary prospectus supplement relating to the offering was filed with the SEC on June 28, 2023 and is available on the SEC’s website at http://www.sec.gov. The final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website. Before investing in the offering, you should read each of the prospectus supplement and the accompanying prospectus relating to the offering in their entirety as well as the other documents that the Company has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus relating to the offering, which provide more information about the Company and the offering. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering, as well as copies of the final prospectus supplement, when available, may be obtained from RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com; Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, by telephone at (800) 685-4786, or by email at TruistSecurities.prospectus@Truist.com; or JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, by telephone at (415) 835-8985, or by e-mail at syndicate@jmpsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, non-antibiotic antimicrobial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. CorMedix received a second Complete Response Letter from the FDA last August related to deficiencies at both its primary contract manufacturer and its supplier of heparin API. After receiving guidance from FDA at a Type A meeting in April of 2023, the NDA for DefenCath was resubmitted. In June of 2023, the NDA was accepted for filing by the FDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations, and the company is working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, including, but not limited to, the expected net proceeds from the offering, the expected use of proceeds, the timing of the closing of the offering, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investment to fund our operations are forward-looking statements reflecting the current beliefs and expectations of management. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risks and uncertainties related to market conditions; satisfaction of customary closing conditions related to the offering; and as risks and uncertainties set forth in CorMedix’s Annual Report on Form 10-K for the year ended December 31, 2022, and the preliminary prospectus supplement related to the public offering and subsequent filings with the SEC. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576